Exhibit a(2)
ELKCORP BOARD RECOMMENDS REJECTION OF BMCA TENDER OFFER
In Negotiations With BMCA Regarding
Potential Acquisition of ElkCorp
DALLAS, January 8, 2007 — ElkCorp (NYSE: ELK), a manufacturer of premium roofing and building products, today announced that its Board of Directors, on the recommendation of its Special Committee of independent, non-management directors and with the assistance of its legal and financial advisors, has recommended that the Company’s shareholders reject the $40 per share cash tender offer from Building Materials Corporation of America (“BMCA”), which was submitted on December 20, 2006. The Board reached its determination based, among other factors, on its belief that the tender offer is excessively conditional, lacks appropriate financing and is potentially illusory. Complete information on the Board’s recommendation can be found in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed today with the Securities and Exchange Commission.
The Company noted, however, that it is in active negotiations with BMCA and its affiliate, Mr. Samuel Heyman, to develop a transaction that would merit recommendation to ElkCorp’s shareholders. To this end, ElkCorp has been providing, and continues to provide, BMCA and Heyman Investments with access to the Company (including facilities, documents and personnel) to allow BMCA to conduct an extensive due diligence investigation, including access to the information provided to Carlyle and other bidders, as well as additional information not previously made available to The Carlyle Group or other bidders.
ElkCorp announced on December 18, 2006 that it has agreed to be acquired by an affiliate of Carlyle in an all-cash merger transaction in which ElkCorp shareholders would receive $38.00 in cash for each outstanding ElkCorp share. The Special Committee and the Board continue to recommend the Carlyle transaction at this time.
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About ElkCorp
ElkCorp, through its subsidiaries, manufactures Elk-brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). www.elkcorp.com.

CONTACTS:
Investors	Media
ElkCorp	Sard Verbinnen & Co.
Stephanie Elwood	Jim Barron
(972) 851-0472	(212) 687-8080
or
MacKenzie Partners Inc.
Dan Burch or Bob Marese
(212) 929-5405

Forward Looking Statements. Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, litigation, an economic downturn or changes in the laws affecting our business in those markets in which we operate. There can be no assurance that a merger or other transaction will take place or will increase shareholder value. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except as required by law.
Additional Information and Where to Find It. In connection with the BMCA tender offer, ElkCorp has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”). In connection with the proposed merger with affiliates of The Carlyle Group, ElkCorp expects to file a proxy statement with the SEC. Investors and security holders are strongly advised to read the Solicitation/Recommendation Statement because it contains important information about the BMCA tender offer. In addition, investors and security holders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the proposed Carlyle merger. Free copies of materials filed by ElkCorp are available at the SEC’s web site at www.sec.gov, or at the ElkCorp web site at www.elkcorp.com, and will also be available, without charge, by directing requests to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491, telephone (972) 851-0472. ElkCorp and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed Carlyle merger. Information concerning the interests of ElkCorp’s participants in the solicitation, which may, in some cases, be different than those of ElkCorp stockholders generally, is set forth in ElkCorp’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the Carlyle merger when it becomes available.